Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") dated June 13, 2022, is by and between MDR GREENBRIER, LLC, a Delaware limited liability company, MDR LANCER, LLC, a Delaware limited liability company, and MDR SALISBURY, LLC, a Delaware limited liability company (jointly and severally, whether one or more in number, in any combination, "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein. For the avoidance of doubt, the defined term “Borrower” shall not mean Medalist Diversified REIT, Inc., a Maryland corporation (hereinafter referred to as “Guarantor”).

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.            TERM LOAN.

(a)            Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Eighteen Million Six Hundred Nine Thousand Five Hundred and No/100 Dollars ($18,609,500.00) ("Term Loan"), the proceeds of which shall be used to refinance existing debt, acquire certain new property and provide net cash proceeds to Borrower. Borrower's obligation to repay the Term Loan shall be evidenced by that certain Term Note of even date herewith (as the same may have been modified, amended or restated from time to time, the "Term Note").

(b)            Repayment. Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note. Principal and interest on the Term Note shall be repaid in accordance with the provisions of the Term Note.

(c)            Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

SECTION 1.2.            LINE OF CREDIT.

(a)            Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up through the maturity date set forth in the Note, not to exceed at any time the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) ("Line of Credit", taken together collectively with the Term Loan, whether one or more in number, the “Loan”), the proceeds of which shall be used for Borrower’s general working capital purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note of even date herewith (as the same may have been modified, amended or restated from time to time, the "Line of Credit Note", taken together collectively with the Term Note, whether one or more in number, the “Note”).

(b)            Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

(c)            Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances under the Line of Credit for a period of at least thirty (30) consecutive days during each fiscal year.

SECTION 1.2.            INTEREST/FEES.

(a)            Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith. The promissory notes or other instruments or documents executed in connection with the credit(s) subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest. In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b)            Computation and Payment. Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

SECTION 1.3.            COLLECTION OF PAYMENTS.  Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in Borrower's deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.            COLLATERAL. Borrower has granted to Bank a first lien deed of trust encumbering the real property located at (i) 1244 Executive Boulevard, Chesapeake, Virginia 23320, (ii) 1256 Highway 9 Bypass West, Lancaster, South Carolina 29720, and (iii) 2106 Statesville Boulevard, Salisbury, North Carolina 28147 (individually and collectively, the “Real Property Collateral”). Further, Borrower has granted to Bank a first priority security interest in such entities’ business assets. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5.            Reappraisals of real estate; Additional Collateral. Borrower agrees that, after the second anniversary of the date of this Agreement., Bank shall have the option from time to time during the term of the Note at Borrower's cost, to require new appraisals of any Real Property Collateral securing the Note, which appraisals shall be issued by an appraiser or appraisers acceptable to Bank, and which shall be in form and substance and reflect values satisfactory to Bank, in its discretion; provided, however, that prior to an Event of Default, Bank shall be not be entitled to exercise the rights contemplated by this Section 1.5 more frequently than once during the life of the Note. If any such new appraisals obtained by Bank reflect a Loan to Value Ratio greater than 75%, then Borrower shall either:

(a)            within 30 calendar days following written demand from Bank, prepay the outstanding aggregate principal balance of the Term Note and Line of Credit Note in an amount sufficient to meet said Loan to Value Ratio; or

(b)            pledge such additional collateral to Bank, of a type and pursuant to documentation in form and substance satisfactory to Bank, as Bank shall require to provide collateral support for the Term Note that, in Bank's determination, is substantially equivalent to said Loan to Value Ratio.

For purposes hereof, the term “Loan to Value Ratio” shall mean, cumulatively, as of any date of determination, the outstanding principal balance of the Term Note and Line of Credit Note, including any undrawn amount available thereunder (as applicable), divided by the sum of the most recent appraised value of the Real Property Collateral.

SECTION 1.6.            GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank subject hereto shall be guaranteed by the Guarantor, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the date hereof, on the date of Borrower’s execution hereof, and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.            LEGAL STATUS. (a) Borrower is a limited liability company, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, including Guarantor, (iii) any affiliate or subsidiary of Borrower, and (iv) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iii) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents. “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

SECTION 2.2.            AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.            NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.            LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.            CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION. The annual financial statement of Borrower most recently delivered to Bank, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing. All information provided from time to time by Borrower or Guarantor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today.

SECTION 2.6.            INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.            NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.            PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.            ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.            OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.            ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, to the best of Borrower’s knowledge, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12            SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. (a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein: “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

SECTION 2.13.            REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any Real Property Collateral required hereby:

(a)            All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b)            To the best of Borrower’s knowledge, except as set forth in a commitment or policy of title insurance delivered to Bank prior to the date hereof, there are no construction, mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such Real Property Collateral and which are or may be prior to or equal to the lien thereon in favor of Bank.

(c)            To the best of Borrower’s knowledge, except as set forth in a survey, plat or commitment or policy of title insurance delivered to Bank prior to the date hereof, none of the improvements which were included for purpose of determining the appraised value of any such Real Property Collateral lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such Real Property Collateral.

(d)            There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such Real Property Collateral, and all such Real Property Collateral is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

ARTICLE III

CONDITIONS

SECTION 3.1.            CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 3.1 have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 3.2 have been fulfilled to Bank's satisfaction.

(a)            Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank's counsel.

(b)            Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Agreement and each promissory note or other instrument or document required hereby;

(ii)	Term Note;

(iii)	Revolving Line of Credit Note;

(iv)	Continuing Guaranty Agreement;

(v)	Credit Line Deed of Trust;

(vi)	Mortgage and Assignment of Rents and Leases;

(vii)	Deed of Trust and Assignment of Rents and Leases;

(viii)	Security Agreement;

(ix)	Assignment of Property and Related Documents;

(x)	Appraisals

(xi)	Title Insurance;

(xii)	Tax Service Contract;

(xiii)	Certificates of Insurance; and

(xiv)	Such other documents as Bank may require in a Bank-prepared closing checklist and/or under any other Section of this Agreement.

(c)            Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

(d)            Appraisals. Bank shall have obtained, at Borrower's cost, an appraisal of any Real Property Collateral required hereby, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion.

(e)            Title Insurance. Bank shall have received a title policy insuring Bank's lien on all Real Property Collateral required hereby to be of first priority, as Bank may in its discretion require and subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower. As used herein, “title policy” shall mean, at Bank’s election, a Loan Policy of Title Insurance, or, with respect to any Real Property Collateral located in any jurisdiction in which such policies are not available, an abstract of title together with a lawyer's title opinion and title guaranty thereon (or any comparable title protection acceptable to Bank in its sole discretion), in each case with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require.

(f)            Tax Service Contract. Bank shall have procured, at Borrower's cost, such tax service contract as Bank shall require for any Real Property Collateral required hereby, to remain in effect as long as such Real Property Collateral secures any obligations of Borrower to Bank as required hereby.

SECTION 3.2.            CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)            Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)            Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including, but not limited to, an executed wire request form if requested by Bank.

(c)            Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(d)            Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or Guarantor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or Guarantor.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.            PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.            ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3.            FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)            not later than 90 days after and as of the end of each fiscal year, a financial statement of Borrower, prepared by Borrower, including, without limitation, a balance sheet, income and expense statement, with supporting schedules; and summary of leases, as applicable; all in reasonable detail, prepared on a basis consistent with that of the preceding year; and

(b)            not later than 90 days after and as of the end of each fiscal year, either Guarantor’s Form 10-K or an unqualified audited financial statement of Guarantor, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flows, and source and application of funds statement; and

(c)            not later than 60 days after and as of the end of each fiscal quarter, either Guarantor’s Form 10-Q or a financial statement of Guarantor, prepared by Guarantor, to include balance sheet, income statement, statement of cash flows, and source and application of funds statement; and

(d)            within 30 days after filing, but in no event later than each November 15, copies of Borrower's filed federal income tax returns for such year, together with all schedules thereto, including, without limitation all K-1 statements, each of which shall be signed and certified by Borrower to be true and complete copies of such returns; and

(e)            contemporaneously with each annual and quarterly financial statement of Borrower or Guarantor required hereby, a certificate of the president or chief financial officer, a general partner or a member of Borrower, as applicable, that said financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

(f)            not later than 60 days after and as of the end of each quarter of each fiscal year as well as the end of each fiscal year, a rent roll report prepared by Borrower, in reasonable detail, prepared on a basis consistent with that of the preceding year; and

(g)            not later than 60 days after and as of the end of each quarter of each fiscal year as well as the end of each fiscal year, a property schedule report prepared by Guarantor, in reasonable detail, prepared on a basis consistent with that of the preceding year; and

(h)            as soon as available but no less frequently than annually, copies of all renewed or updated lease agreements or lease amendment pertaining to the Real Property Collateral.

(i)            from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

SECTION 4.4.            COMPLIANCE.

(a)            Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower; and

(b)            comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 4.5.            INSURANCE. (a) Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Bank, hurricane, windstorm, seismic property damage, workers' compensation, marine cargo insurance, and specific hazards affecting any Real Property Collateral, including terrorism, with all such insurance carried in amounts satisfactory to Bank and where required by Bank, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of Bank, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank's request, schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6.            FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.            TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.            LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower.

SECTION 4.9.            FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)            maintain the financial condition of the Real Property Collateral so that such real property has a Debt Service Coverage Ratio of not less than 1.50 to 1.00 on an annual basis, determined as of each fiscal year end, with “Debt Service Coverage Ratio” defined as the aggregate of gross income received by Borrower from the Real Property Collateral, less all expenses (excluding depreciation and interest expense) paid by Borrower during any fiscal year divided by the aggregate of all principal and interest required to be paid on the Term Note during such fiscal year (subtracting any payments required to be made by Bank, or adding any payments made to Bank, as applicable, under any interest rate swap agreement or similar interest rate hedging arrangement entered into with Bank relating to the Term Note during such fiscal year).

(b)            maintain a Global Debt Yield (as defined below) of not less than 9.5% on a semi-annual basis (calculated on a trailing twelve months basis).  If at any time Bank determines that the Global Debt Yield is less than the percentage described herein as of each June 30 and December 31, Borrower shall either:

(i)           within thirty (30) calendar days following written notice from Bank, prepay the outstanding principal balance of the Term Note, in an amount sufficient to meet the minimum required Global Debt Yield, without any prepayment penalty or premium being due or payable notwithstanding anything contained in the Term Note to the contrary; or

(ii)           pledge such additional collateral to Bank, of a type and pursuant to documentation in form and substance satisfactory to Bank, as Bank shall require to provide collateral support for the Term Note that, in Bank’s determination, is sufficient to satisfy said Global Debt Yield.

Borrower further acknowledges and agrees that nothing herein is intended to alter any terms or provisions of, or any of Bank’s rights or remedies in connection with, any interest rate swap agreement between Borrower and Bank relating to the Term Note, if any, including, without limitation, any provision in any such swap agreement that would obligate Borrower to pay an early termination fee to Bank if such a swap is terminated. “Global Debt Yield” as used herein shall mean the combined Net Operating Income of the Real Property Collateral, on a combined basis, divided by the total outstanding principal balance under the Term Note.  “Net Operating Income” as used herein for purposes of calculating the Global Debt Yield shall mean the aggregate of gross income received by Borrower from the real property securing the Term Note less all expenses (excluding depreciation, capital expenses and interest expense) paid by Borrower in connection with such real property during any fiscal year.

(c)            maintain a Guarantor Global Debt Yield (as defined below) of not less than 9.5% on a semi-annual basis (calculated on a trailing twelve months basis) tested as of each June 30 and December 31.  “Guarantor Global Debt Yield” as used herein shall mean the combined Net Operating Income of the Guarantor, on an aggregate basis, divided by the total outstanding principal balance under all indebtedness of Guarantor.

(d)            maintain or cause to be maintained Unencumbered Liquid Assets held on deposit in one or more accounts held exclusively with Bank (each, a “Liquid Asset Account”) by Guarantor, by any Borrower or by any subsidiary of Guarantor that has (i) opened an account with Bank in the future, and (ii) executed a pledge for Bank’s benefit in substance similar to pledge and grant of a security interest set forth in this paragraph (each, a “Qualified ULA Subsidiary”), with an aggregate fair market value not at any time less than One Million Five Hundred Thousand Dollars ($1,500,000.00) tested quarterly based on the financial reports required by Section 4.3 hereof.   As used herein, “Unencumbered Liquid Assets” shall mean cash, cash equivalents and/or publicly traded/quoted marketable securities acceptable to Bank in its sole discretion, free of any lien or other encumbrance.  Retirement account assets may not be included in the determination of the amount of Unencumbered Liquid Assets. By execution and acknowledgement below, Guarantor and each Borrower hereby grants and pledges a continuing security interest in and to its respective Liquid Asset Account as security for the Loan, accompanied by all rights and remedies conferred by the Uniform Commercial Code in effect in the Commonwealth of Virginia as of the date hereof; provided, however, that Bank shall not exercise any right or remedy available to it in connection with any Liquid Asset Account unless or until an uncured Event of Default shall have occurred and be continuing.

SECTION 4.10.            NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter and in no event more than one (1) business day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $250,000.00; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.            USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a)            Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)            Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 5.2.            OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.3.            MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower's business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity; (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business; nor (e) accomplish any of the above by virtue of a division or similar transaction.

SECTION 5.4.            GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.5.            LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except (a) ordinary course of business travel and expense advances, (b) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and (c) additional loans or advances.

SECTION 5.6.            DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash or any other property on Borrower's stock, membership interest, partnership interest or other ownership interest now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any class or type of ownership interest now or hereafter outstanding; provided however, that Borrower may pay cash dividends or distributions to its shareholders, members or partners, as applicable, at any time so long as no Event of Default shall have occurred either prior to, or after giving effect to, any such dividend or distribution.

SECTION 5.7.            PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.            The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)            Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents within ten (10) days after the due date thereof.

(b)            Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)            Any default in the performance of or compliance with: (1) any collateral value requirement set forth herein or in any other Loan Document; (2) any negative covenant set forth in Article V hereof; (3) any affirmative covenant set forth in Article IV hereof requiring the delivery of financial statements and other information to Bank; or (4) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(d)            Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document and, with respect to such default(s) that by their nature can be cured, as reasonably determined by Bank, such default shall continue for a period of twenty (20) days from its occurrence; provided that the foregoing cure period shall only be available once during each 12 month period for each such obligation, agreement or provision.

(e)            Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank.

(f)            Borrower or Guarantor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or Guarantor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or Guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or Guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)            The filing of a notice of judgment lien against Borrower; or the recording of any abstract or transcript of judgment against Borrower in any county or recording district in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or Guarantor.

(h)            Intentionally deleted.

(i)            Intentionally deleted.

(j)            The dissolution, division, or liquidation of Borrower or Guarantor; or Borrower or Guarantor, or any of its directors, stockholders, partners or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower or Guarantor.

(k)            The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members' equity or other ownership interest (other than a limited partnership interest).

(l)            The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any Real Property Collateral required hereby.

(m)            The terminations of the lease agreements between Borrower and Food Lion, Floco Foods (d/b/a KJ’s Market) and/or Big Lots during the term of any Loan; provided, however, that this clause (m) shall not constitute an Event of Default hereunder if (i) Borrower shall have notified Bank of any verbal or written notice (whether issued by Borrower or received from a tenant) of any pending, threatened or actual termination of any such lease agreement immediately upon its receipt of knowledge of the same, (ii) Borrower shall have obtained a replacement tenant for such terminated or to-be-terminated lease agreement upon terms satisfactory to Bank in its sole discretion, which terms shall include, without limitation, the replacement tenant’s assumption of rental payments no later than one hundred eighty (180) days after the effective date of the prior tenant’s lease termination, and (iii) the replacement tenant shall have executed a replacement lease, together with any estoppels and/or subordination, non-disturbance and attornment agreements reasonably requested by Bank.

SECTION 6.2.            REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any Real Property Collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.            NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.            NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BANK:	Wells Fargo Bank, National Association

1021 East Cary Street, 4th Floor

Richmond, VA 23219

Attention: Steven Smith

BORROWER:	MDR Greenbrier, LLC

Three James Center

1051 E. Cary Street, Suite 601

Richmond, VA 23219

MDR Lancer, LLC

Three James Center

1051 E. Cary Street, Suite 601

Richmond, VA 23219

MDR Salisbury, LLC

Three James Center

1051 E. Cary Street, Suite 601

Richmond, VA 23219

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.            COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys' fees of Bank, or the phrase "reasonable attorneys' fees" or a similar phrase is used, it shall be Borrower's obligation to pay the attorneys' fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys' fees shall not exceed the amount permitted by law.

SECTION 7.4.            SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.            ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.            NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.            TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.            SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.            COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.            GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.            BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.            RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13.            ARBITRATION.

(a)            Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit provided, however, that nothing herein shall preclude or limit the Bank's right to confess judgment pursuant to a warrant of attorney provision set forth in any Loan Document; and provided, further, that no party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to (i) strike-off or open a judgment obtained by confession pursuant to a warrant of attorney contained in any Loan Document, or (ii) challenge the waiver of a right to prior notice and a hearing before judgment is entered, or after judgment is entered, but before execution upon the judgment. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)            Governing Rules. Any arbitration proceeding will (i) proceed in a location in the Virginia selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)            No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)            Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in Virginia or a neutral retired judge of the state or federal judiciary of Virginia, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Virginia and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in Virginia or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)            Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)            Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)            Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)            Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)            Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[SIGNATURE PAGES FOLLOW]

CREDIT AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

BORROWER:

MDR GREENBRIER, LLC,
a Delaware limited liability company

By:	/s/ William R. Elliott	(SEAL)
Name:	William R. Elliott
Title:	Authorized Signatory

MDR LANCER, LLC,
a Delaware limited liability company

By:	/s/ William R. Elliott	(SEAL)
Name:	William R. Elliott
Title:	Authorized Signatory

MDR SALISBURY, LLC,
a Delaware limited liability company

By:	/s/ William R. Elliott	(SEAL)
Name:	William R. Elliott
Title:	Authorized Signatory

Seen and agreed:

GUARANTOR:

MEDALIST DIVERSIFIED REIT, INC.,
a Maryland corporation,

By:	/s/ William R. Elliott	(SEAL)
Name:	William R. Elliott
Title:	President

CREDIT AGREEMENT

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Suzanne Gardner	(SEAL)
Name:	Suzanne Gardner
Title:	SVP